Exhibit 99.1

Federated Department Stores, Inc.

FEDERATED ANNOUNCES SUCCESSFUL COMPLETION OF DEBT TENDER OFFER

CINCINNATI, Ohio, December 4, 2006 - Federated Department Stores, Inc. today announced the expiration, as of 12:00 midnight, New York City time, on December 1, 2006, of the cash Tender Offer by its wholly owned subsidiary, Federated Retail Holdings, Inc., to purchase up to $1 billion aggregate principal amount of the Notes listed on Exhibit A.

An aggregate principal amount of $1,795,661,000 of the Notes was validly tendered and not validly withdrawn on or before the Expiration Date, of which $1 billion aggregate principal amount was accepted for purchase in the Tender Offer. The principal amount of each Series of Notes validly tendered in the Tender Offer and not validly withdrawn and the principal amount that Federated Retail Holdings has accepted for purchase under the terms of the Offer to Purchase are listed on Exhibit A. The amount of each series of Notes to be purchased was determined pursuant to the full terms and conditions of the Tender Offer as set forth in the Offer to Purchase dated November 2, 2006, modified by Federated's news release dated November 17, 2006.

The consideration for the Notes accepted for purchase, as calculated by the Dealer Managers and announced on November 29, 2006, plus accrued and unpaid interest will be paid today, December 4, 2006. Notes that have been tendered but not accepted will be promptly returned to the tendering parties.

As a result of the Tender Offer, Federated expects to record a one-time pre-tax gain of approximately $53 million in the fourth fiscal quarter of 2006. Federated also expects the Tender Offer and related senior notes offering that closed on November 29, 2006 to result in interest expense for the fourth quarter being approximately $1 million less than Federated's prior guidance and cash interest for the fourth quarter being reduced by approximately $3 million.

Credit Suisse Securities (USA) LLC served as the Coordinating Dealer Manager and Banc of America Securities LLC and J.P. Morgan Securities Inc. served as the Dealer Managers for the Tender Offer. Global Bondholders Services Corporation served as the Information Agent and U.S. Bank National Association served as the Depositary Agent.

Capitalized terms used in this news release and not defined herein have the meanings given to them in the Offer to Purchase.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be about $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, changes in the conditions of the securities markets, particularly the markets for debt securities and other factors identified in documents filed by Federated with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.
          Media - Jim Sluzewski, 513-579-7764
          Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.

EXHIBIT A

FEDERATED RETAIL HOLDINGS, INC.

Based on the aggregate purchase price of Notes tendered on or before the Expiration Date and the terms of the Tender Offer, Federated Retail Holdings will purchase the principal amounts of each Series of Notes as set forth in the table below.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted for Purchase	Final Proration Factor
577778AR4	10.25% Senior debentures due 2021	1	$100,000,000	$66,630,000	$66,630,000	100%
577778BL6	8.75% Senior debentures due 2029	2	$250,000,000	$188,836,000	$188,836,000	100%
577778BK8	7.875% Senior debentures due 2030	3	$200,000,000	$181,744,000	$181,744,000	100%
577778AZ6	7.6% Senior debentures due 2025	4	$100,000,000	$75,735,000	$75,735,000	100%
577778BM4	8.5% Senior debentures due 2019	5	$200,000,000	$164,487,000	$164,487,000	100%
577778BC6	8.125% Senior debentures due 2035	6	$150,000,000	$73,984,000	$73,984,000	100%
577778BD4	7.875% Senior debentures due 2036	7	$200,000,000	$91,558,000	$91,558,000	100%
577778AS2	9.75% amortizing debentures due 2021	8	$90,625,000	$84,132,000	$84,132,000	100%
577778AT0	9.5% amortizing debentures due 2021	9	$108,750,000	$87,392,000	$72,894,000	83.4174%
31410HAK7	7.0% Senior debentures due 2028	10	$300,000,000	$169,702,000	$0	0%
31410HAQ4	6.9% Senior debentures due 2029	11	$400,000,000	$184,441,000	$0	0%
577778BQ5	6.9% Senior debentures due 2032	12	$250,000,000	$135,477,000	$0	0%
31410HAH4	7.45% Senior debentures due 2017	13	$300,000,000	$129,856,000	$0	0%
577778CE1	6.7% Senior debentures due 2034	14	$400,000,000	$161,687,000	$0	0%